Exhibit 2.1

                           PURCHASE AND SALE AGREEMENT

     This Agreement made this 28th day of September 2001 by and between CareCentric, Inc. a Delaware corporation (hereinafter "CareCentric"), Simione Central Consulting, Inc. (k/n/a Simione Consulting, Inc.), a Georgia corporation (hereinafter "Consulting") and (collectively hereinafter "Seller") both with an address of 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 and Simione Consultants, L.L.C. a Connecticut limited liability company (hereinafter "Buyer") with an address of 4130 Whitney Avenue, Hamden, Connecticut 06518.

                              W I T N E S S E T H :
                               -------------------

     WHEREAS, Seller is in the business of providing consulting services in the field of home care and owns certain assets related thereto that Buyer wishes to acquire; and

     WHEREAS, William J. Simione, Jr. and Robert J. Simione, the principal members of Buyer, are employed by Seller pursuant to their respective Executive Employment Agreement each dated January 1, 1996 ("Employment Agreements"), each of which was amended by their respective Addendum to Executive Employment Agreement dated December 20, 2000 ("Addendums"); and

     WHEREAS, The Addendums provided for inter alia the assignment of the Employment Agreements from S. Consulting, Inc. to Simione Consulting, Inc.; and

     WHEREAS, Buyer desires to purchase and Seller desires to sell, transfer and convey some of its business assets including Consulting's accounts receivable, as more fully set forth herein; and

     WHEREAS, Buyer and Seller have agreed upon certain other matters relating to the purchase and sale of said business assets and desire by these presents to memorialize the terms of their agreement by entering into the within Agreement, intending to be bound thereby;


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     NOW,  THEREFORE,  IN VIEW OF THE  FOREGOING,  THE SUM OF TEN DOLLARS AND IN
CONSIDERATION OF THE MUTUAL PROMISES HEREIN CONTAINED, THE PARTIES HERETO DO HEREBY AGREE AS FOLLOWS:

     1. RESTATEMENT OF ADDENDUMS - The parties hereto acknowledge and agree that except to the extent modified or altered by the terms of this Agreement paragraph 3(b) of the Addendums shall remain in full force and effect, and is ratified, affirmed and is binding all parties hereto and those identified in the Addendums.

     2. SALE OF ACOUNTS RECEIVABLE

     A. Accounts Receivable. Consulting hereby agrees to sell, transfer, convey and assign to Buyer, and Buyer hereby agrees to purchase from Consulting, free of all liabilities, all accounts receivable (the "Accounts Receivable") of Consulting as of September 30, 2001, inclusive of all billing for services rendered during the month of September 2001. The accounts receivable of Consulting as of September 15, 2001, covering the billing period ending August 31, 2001 and cash receipts credited through September 15, 2001, are in the sum of $1,884,196.00, and are set forth in Schedule A attached hereto and made a part hereof (hereinafter the "Existing Receivables"). Buyer shall pay to CareCentric the sum of $1,671,196.00 for the Existing Receivables, said payment to be made as follows: $900,000.00 in cash or immediately available funds, and $771,196.89 in the form of a promissory note in favor of CareCentric, both to be paid or delivered at the time of closing. The form of the promissory note is set forth in Schedule B attached hereto.

     B. New Accounts Receivable. Buyer also agrees to purchase the accounts receivable for services rendered by Consulting during the month of September 2001 (hereinafter the "New Receivables"). On or before October 22, 2001, Consulting shall provide to Buyer a list of the New Receivables and Buyer shall pay for the New Receivables by paying to Seller the total amount of the New Receivables less the total amount of the funds received during the time the period of September 16, 2001 through September 30, 2001 by Consulting from clients on the list with respect to the New Receivables. Buyer shall evidence its payment obligations under this Section 2B by delivering to Seller a promissory note in favor of Care Centric in the form set forth in Schedule C


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attached  hereto.  If during the time the period of  September  16, 2001 through
September 30, 2001 Consulting does not receive two scheduled payments from Mt. Sinai Hospital (account number 2314) in the sum of $35,000.00 each or from St Vincent's Hospital/CMC (account number 3756) in the sum of $196,628.30 as more particularly set forth in Schedule D-1 attached hereto, Buyer will pay all of these sums to Seller immediately upon Buyer's receipt of said payments, and the same will be applied as a payment credit to the Schedule B and C promissory notes. Consulting shall provide to Buyer an accurate accounting with supporting materials detailing the payments received. The transfer of the New Receivables and payment therefore by issuance of the Schedule C promissory note shall occur on or before October 31, 2001.

     The promissory notes issued in favor of CareCentric shall be secured by a second position security agreement and financing statement on all of the assets purchased by Buyer hereunder.

     3. PURCHASE OF OFFICE EQUIPMENT AND SUPPLIES - Buyer will purchase from Seller the office equipment, software licenses and telecommunications equipment and other business and office supplies which were previously used by Consulting (the "Supplies") for the sum of $43,606.00. Payment for the Supplies shall be made at the time of closing in cash or immediately available funds. A list of the Supplies are set forth in Schedule D-2 attached hereto and made a part hereof. Seller represents that it has good title and ownership of the Supplies and has the right to transfer the same to Buyer free and clear of all encumbrances of any kind.

     4. PAYMENT ON SALE OF ASSETS - In the event , as part of a third party arm's-length transaction, either Buyer sells all or substantially all of its assets, or there is a one-time sale, transfer or conveyance of all of the membership interests in Buyer within the following time periods, Buyer shall pay to Seller a percentage of the sales price:(a) between October 1, 2001 and March 30, 2003, Buyer shall pay to Seller a sum equal to 30% of the net sales price; or (b) between April 1, 2003 and September 30, 2004, Buyer shall pay to Seller a sum equal to 20% of the net sales price. Net sales price shall mean the balance of the amount of the sale or transfer price after payment of all commercially reasonable expenses of the sale or transfer, closing costs and fees, and payment of all third-party liens and encumbrances, and all related party liens and


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encumbrances not to exceed $225,000.00.  For any sale, transfer or conveyance of
Buyer's assets occurring after September 30, 2004, no fee or commission shall be paid to Seller. Also, if membership interests in Buyer are sold, transferred or conveyed to or between any employee or former employee of Consulting or any entity controlled by any employee or former employee of Consulting, the same shall not be considered a sale for the purposes of this section.

     Notwithstanding the foregoing, the parties agree that there shall be no fee or commission paid to Seller in the event that prior to consummation of any sale, CareCentric shall undergo a change of ownership resulting in John Reed or Mestek, Inc. owning less than 25% of the outstanding stock of CareCentric. For the purposes of this section, the sale, transfer or conveyance of Buyer's assests shall be deemed to occur at the time of transfer of the asests and payment of the purchase price related thereto. Payment from Buyer to Seller, if any, under this Section 4 shall occur within thirty (30) days of the sale, transfer or conveyance.

     5. ASSIGNMENT OF CONTRACTS AND LEASES - Seller hereby assigns to Buyer and Buyer assumes from Seller the following contracts and leases:

     1. Employment Agreement between Betty Gordon and Consulting.

     2. Leases of equipment which were previously used exclusively by Consulting as set forth in Schedule E.

     3. Office space leases for 4130 Whitney Avenue, Hamden, Connecticut and Unit #8, 176 East Main Street, Westborough, Massachusetts.

     Buyer shall assume the Sellers' obligations for Unit #8, 176 East Main Street, Westborough, Massachusetts pursuant to the terms of an Assignment of Lease in the form of in Schedule F.

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     6. PAYMENT OF FEES - Buyer shall reimburse  Seller the sum of $12,718.91 at the time of closing representing payment of fees, and expenses for services (the "Fees") incurred and paid by Seller that deliver value to Buyer and are applicable to the time period after October 1, 2001. A list of the Fees is set forth in Schedule G attached hereto and made a part hereof.

     7. OTHER FUNDS - Buyer shall reimburse Seller the sum of $4,897.50 at the time of closing representing Buyers payment of the security deposit for the Westborough, Massachusetts office space. Seller shall also deliver the balance of the petty cash account maintained by Consulting at Webster Bank, which as of August 31, 2001 was in the amount of $16,059.00.

     8. NO ASSUMED LIABILITES - Except for those specific obligations and liabilities being assumed by Buyer as set forth in this Agreement, Buyer shall not assume or become liable for any obligations or liabilities of Seller, whether known, unknown, absolute, contingent or otherwise, including without limitation, any claims, demands, liabilities or obligations of or against the Seller of any nature whatsoever, which arise or are incurred on or before the Closing Date, or which are based on events occurring on or before the Closing Date, or which are based on services performed on or before the Closing Date, notwithstanding that the date on which the claim, demand, liability or obligation arose after the Closing Date. It being the intent of the parties that this transaction is a sale of assets and the only liability of Seller being assumed by Buyer are those as set forth herein and no others. Seller agrees to keep in force and effect until November 30, 2002 its existing errors and omissions insurance policy (the "Policy"). If Seller elects to discontinue the Policy then it shall provide to Buyer written notice of its election and information on the premium cost to purchase the Policy for another year at least thirty (30) days before the Policy will expire. The Buyer may elect to pay the premium for the Policy. If Buyer so elects to pay the premium, it shall advance such funds in full to pay the premium to Seller, and Seller shall pay the cost of said Policy before said Policy lapses; provided, however, that Seller shall be under no obligation to make such payment if Buyer has failed to deliver to Seller the full amount of the premium. Buyer and Seller agree that the foregoing procedure will be continued for four (4) years after the Closing Date. To provide for the continuation of Seller's existing insurance policy, Seller agrees that the corporate entity of Simione Consulting, Inc. shall not be


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dissolved,  forfeited,  terminated or merged out of existence for four (4) years after the Closing Date. Buyer may purchase "tail" coverage for any claims, demands, liabilities or obligations of or against Consulting which arise or are incurred on or before the Closing Date, or which are based on events occurring on or before the Closing Date at its own cost and expense, and Seller shall cooperate with Buyer in obtaining such "tail" coverage, at Buyer's cost and expense.

     9. FAVORABLE PRICING - Buyer and Seller hereby agree that in the event Buyer is engaged to performs any services, either internal or external exclusively for Seller on or before October 1, 2003, Seller shall receive preferential pricing. Billings shall be at the rate of $1,200.00 per day, per person, for all levels of personnel. Additionally, the parties agree that in the event Seller performs any services, either internal or external for Buyer, on or before October 1, 2003, Buyer shall receive preferential pricing. Billings shall be at the rate of $1,200.00 per day, per person, for all levels of personnel. All out of pocket costs, including travel, shall be paid for by the party receiving the services at dollar for dollar costs.

     10. PREPARATION OF REPORTS - Buyer agrees on or before February 28, 2002 it will prepare an objective report on the Smart ClipBoard targeting home care executives, financial managers, CIO's and clinical personnel as more fully set forth in Schedule H. Buyer shall also prepare on or before February 28, 2002 an assessment of the home health information technology market which shall include objective observations from quantifiable resources as more fully set forth in Schedule H.

     In preparing said reports Buyer will provide 100 hours each (200 total hours) at no cost to Seller. Buyer and Seller shall confer with each other at the midpoint of such work, but no later than January 15, 2002, to review the work performed, and the appropriate scope of the work to be performed to complete the reports. Buyer shall keep adequate logs to record the time spent on the work and the research sources consulted during the course of the work. Thereafter, if Buyer and Seller agree that more than 100 hours per report will need to be expended, Buyer will advise Seller as to the approxmaite cost to complete the reports. Seller shall have the option to authorize Buyer to expend additional time which time will be charged and bill to Seller at the discounted


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rate of  $1,200.00  per day,  per person,  until the reports are  completed.  If
Seller shall not authorize additional time Seller shall accept the reports as they then exist and this paragraph deemed will be satisfied.

     11. NON-SOLICITATION OF EMPLOYEES - Both Buyer and Seller agree not to solicit or divert, nor attempt to solicit or divert, either directly or indirectly, on its or anyone else's behalf, either party's respective employees from October 1, 2001 through September 30, 2002. Notwithstanding the foregoing, the parties acknowledge that in the event an employee has elected to leave either organization's employment without solicitation by the other, and seeks employment with either Buyer or Seller, such employee may be hired after providing written notice to the other party of said hiring.

     Notwithstanding the foregoing, the parties hereto hereby acknowledge and agree that Buyer, as of October 1, 2001, shall hire all persons who are currently employees of Consulting and that as of the Closing Date, all such persons shall be employed by Buyer. A list of all employees to be hired by Buyer is attached hereto and marked Schedule I. Buyer agrees to assume all vacation and/or sick time of said employees and any other claims that said employees may have that arose at a time prior to the Closing Date. The parties further agree that they shall cooperate in a commercially reasonable manner to cause all individual employee 401(K) accounts currently held or administered by Consulting to be rolled over to any 401(K) plans held or administered on behalf of Buyer, if any, or other Buyer approved and qualified plans as directed by the employees owning such 401(K) accounts.

     If any of the employees of Consulting elect to stay on Seller's medical plan pursuant to the rules of COBRA, Buyer shall pay a monthly administrative charge to Seller in the sum of $1,550.00 representing a portion of the fees associated with the medical plan. The amount of the monthly charge to Buyer will not change based on the number of prior Consulting employees exercising their COBRA rights. The monthly fee shall be paid by Buyer for every month any prior employee of Consulting stays on the Seller's medical plan and for one month


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thereafter. Buyer covenants that it will seek to obtain medical coverage for its employees as soon as possible after the Closing Date.

     12. TRANSFER OF NAME - Seller hereby assigns, conveys and transfers to Buyer, the exclusive right to use the name, style and trademark "Simione
Consulting" for the sum of $5,000.00 payable at the time of closing. Within a reasonable time after the closing, Seller shall cause the name of Simione Consulting, Inc. to be changed to a name not using the word "Simione".

     13. COVENANT NOT TO COMPETE - Unless otherwise consented to in writing, Buyer agrees that from October 1, 2001 through September 30, 2002, either directly or indirectly, on its own behalf or in the service of or on behalf of others, it will not compete with Seller in the development and/or sale of software that Seller presently offers to the home care industry, with the exception of consulting tools that would supply support to the home care industry (i.e. budget and cash flow, cost accounting and decision support models).

     Unless otherwise consented to in writing, Seller agrees that from October 1, 2001 through September 30, 2002, either directly or indirectly, on its own behalf or in the service or on behalf of others, it will not compete with Buyer in the field of providing consulting services to the home care industry except Seller may provide consulting services to the home care industry in connection with products it may offer for HIPAA compliance and process improvements and to render assistance in billing and accounts receivable recovery for their home medical equipment clients.

     14. SUBLETTING OF ATLANTA OFFICE - Seller hereby agrees to and does hereby sublease to Buyer that certain office space currently occupied by Consulting located at 2625 Cumberland Parkway, Atlanta Georgia which is approximately 600 square feet. The sublease will commence on October 1, 2001 and shall continue on a month-to-month basis. The tenancy may be terminated by either Seller or Buyer for any reason or no reason upon providing the other party with 60 days advance written notice. Buyer shall pay the sum of $1,010.00 per month representing Seller's actual costs and expenses associated with the subleased property. Said


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monthly rent may increase in  accordance  with the terms of the lease.  No other costs, utility charges, common area maintenance charges, expenses or fees associated with the subleased space will be paid by Buyer.

     15. WINDFALL PROFITS - Buyer represents and warrants to Seller that none of its prospective principals or employees, during the course of their employment with Consulting, were promised or obtained any significant engagement, as defined below, for the provision of consulting services for periods after September 30, 2001, other than in the ordinary course of business. In consideration of Seller relying upon such representation and warranty, Buyer agrees to pay five percent (5%) of the value of any consulting engagements (not including reimbursable expenses) entered into, provided or billed during the period from October 1, 2001 to December 31, 2001 (a) having gross billings per client (including its affiliates) in excess of $1.0 million, or (b) any aggregation of engagements having gross billings from all clients in excess of $2.5 million, whichever is higher. Seller shall have no rights under this
Section 15 to any revenues derived from new engagements on or after December 31, 2001.

     16. TERMINATION OF EMPLOYMENT AGREEMENTS - Buyer and Seller hereby acknowledge and agree that the Employment Agreements are hereby terminated effective September 30, 2001. The parties agree that such termination is made without default on the part of any party to said Employment Agreements. Pursuant to the terms of the Addendums, all terms, covenants and conditions of Executive Employment Agreements are hereby terminated, except that the provisions of Paragraphs 7, 8 and 9 of the Employment Agreements shall survive such termination and the closing of the transactions contemplated herein.

     Each of William S. Simione, Jr. and Robert J. Simione shall resign as officers and directors of Consulting as of the Closing.

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     17. NAHC BOOTH  CREDITS - Seller  hereby  agrees to release and does hereby release to Buyer all National Association of Home Care booth credits earned by Simione & Simione, CPA's prior to its sale to Seller or any of its predecessors including Simione Central Holdings, Inc.

     18. WARRANTIES AND REPRESENTATIONS - To induce Buyer to enter into the within transaction, Seller hereby warrants, represents and undertakes as follows:

     (a) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Seller do not and will not contravene any provision of any agreement to which Seller is a party;

     (b) Seller has all requisite corporate power and authority to own, operate and sell its assets and to transact its business as presently conducted in the State of Connecticut and in every other jurisdiction where the nature of its business require such qualification;

     (c) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Seller have been duly authorized by all requisite corporate action;

     (d) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Seller does not and will not violate any federal, state or local law, ordinance, rule or regulation applicable to Seller;

     (e) Seller has good and marketable title, at the time title passes to Buyer, to all assets, contracts and leases sold, assigned or delivered to Buyer, free and clear of all liens, taxes, levies, encumbrances and claims of any kind or nature;

     (f) Seller is not in actual or threatened default of any of Seller's obligations under any contract or agreement assigned under this Agreement, whether or not default has been declared;

     (g) There are no civil or criminal actions, suits or proceedings pending or, to the best knowledge of Seller, threatened against Seller, at law or in equity, by or before any Federal, State, Municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, including


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without  limitation any  proceeding by the  Securities and Exchange  Commission, which in the event of a decision adverse to Seller would prevent the consummation of the transactions contemplated by this Agreement.

     (h) Seller has not filed a petition in bankruptcy;

     (i) Consulting has fully paid all Social Security, withholding, sale, unemployment taxes, insurance and workers' compensation premiums, including interest and penalties due through the Closing Date, to the appropriate governmental agencies and companies for the employees of Consulting;

     (j) Seller will operate and maintain the business until the closing Date in the regular course of business;

     (k) All federal, state, local and foreign tax returns and tax reports including, without limitation, income, profits, franchise, sales, property and excise tax returns and reports with respect to any assets, leases or contracts being sold or transferred to Buyer and with respect to Consulting which are required to have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all tax returns due to be filed through the Closing Date will be so filed, and all the foregoing are or will be true, accurate and complete, and all taxes shown or to be thereon, including any interest or penalties, have been or will be paid in full;

     (l) No issues have been raised (or are currently pending) by the Internal Revenue Service or any other state or local taxing authority in connection with any of the returns or reports with respect to any assets, leases or contracts being sold or transferred to Buyer and with respect to Consulting filed or prepared by Seller and no waivers of statutes of limitations have been given or requested by Seller or any taxing authority;

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     (m) To the best of Seller's  knowledge,  none of Consulting's  employees or agents are entitled to receive a payment or other form of consideration upon a sale of all or substantially all of Consulting's assets.

     (n) All financial information set forth in the Schedules attached hereto concerning any assets, leases or contracts being sold or transferred to Buyer, is materially true, accurate, complete and prepared according to generally accepted accounting principles consistently applied.

     (o) There are to the knowledge of Seller no claims asserted with respect to the contracts and leases being assumed, and all contracts and leases which are being transferred or assigned to Buyer are current, in good standing, and no event of default exists thereunder by any party.

     (p) Seller will furnish Buyer at the time of closing with a letter from its internal accountant stating that all taxes, including personal property taxes, associated with any assets, leases or contracts being sold or transferred to Buyer under this Agreement have been paid in full and are current as of the Closing Date.

     (q) Seller agrees to disclose any changes to the representations made herein if such changes occur prior to the Closing Date.

     19. BUYER'S REPRESENTATIONS - Buyer represents, warrants and agrees as follows:

     (a) Organization - At the time of closing, Buyer shall be a duly organized Connecticut limited liability company and has the requisite power and authority to carry on its business and to consummate the transactions contemplated by this Agreement.

     (b) Authorization - The execution, delivery and performance by Buyer of this Agreement and any related agreements contemplated hereby have been duly authorized and this Agreement and all such related agreements are binding upon Buyer in accordance with their terms.

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     (c) No Litigation - There are no actions,  suits or proceedings pending or, to the best knowledge of Buyer, threatened against Buyer, at law or in equity, by or before any Federal, State, Municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which in the event of a decision adverse to Buyer would prevent the consummation of the transactions contemplated by this Agreement.

     (d) No restrictions - Buyer is not subject to, or a party to, any charter, mortgage, lien, lease, agreement, contract, instrument, law or any valid order, judgment or decree or any other restrictions of any kind or character which would prevent or be violated by the execution of this Agreement, the consummation of the transactions contemplated hereunder, or the compliance by Buyer with the terms, conditions and provisions hereof.

     (e) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Buyer do not and will not violate any federal, state or local law, ordinance, rule or regulation applicable to Buyer.

     (f) Buyer agrees to disclose any changes to the representations made herein if such changes occur prior to the Closing Date.

     20. CONDITIONS - Buyer's and Seller's liability to close is conditioned upon all Warranties and Representations being true at the Closing Date as if made at said time and all undertakings by Seller and Buyer being fully performed at said Date.

     21. INDEMNIFICATION AND HOLD HARMLESS - Except as set forth below, Seller agrees to hold the Buyer free and harmless from any and all claims made by any creditor, customer, client, vendor, lessor, landlord of Seller, or any other person or entity, with regard to any and all services, professional or otherwise, activities, transactions or business dealings Seller has had with said creditors, customers, vendors, lessors, landlords, or any other person or entity, prior to the Closing Date not otherwise expressly assumed in the Agreement. Except for assumed liabilities, Seller agrees to provide Buyer at the time of closing with a signed affidavit stating that to the knowledge of Seller there are no existing creditors or claimants regarding the assets, contracts and leases to be transferred hereunder.

     Seller further represents that there are no undisclosed liabilities, demands or claims contingent or otherwise, which are pending or to the knowledge of Seller which may be brought or made against the assets, contracts and leases herein being conveyed or against Buyer as a result of its purchase of the same.

     The parties further agree that in the event that Buyer, and/or its assigns, shall be held liable for money damages or any other damages or injury as a result of any actions, inactions, suits, proceedings, demands, assessments, judgments, costs and/or incur any expense or expenses incidental thereto made or assessed against Buyer and/or its assigns, as a result of the business of the Seller prior to the Closing Date, Seller shall defend, indemnify and hold Buyer and its assigns free and harmless from the payment of any such claim(s) and all expenses or costs including reasonable counsel fees and defense fees, which shall be incurred as a result therefrom; provided, however, that Seller shall have no obligation to defend, indemnify and hold Buyer free and harmless from such claims relating to (1) liabilities assumed by Buyer pursuant to this Agreement, (2) unlawful or allegedly unlawful acts of Consulting or its employees, (3) or professional services rendered by Consulting not covered by insurance. The parties agree that under no circumstances shall Buyer be obligated to pay any sums or defend any actions for any services rendered by CareCentric, Inc., CareCentric National, Inc. or Simione Central, Inc and Seller agrees to defend, indemnify and hold Buyer and its assigns free and harmless from the payment of any such claim(s) and all expenses or costs, including counsel fees and defense fees, which shall be incurred as a result therefrom.

     Buyer agrees to hold the Seller free and harmless from any and all claims made by any creditor, customer, vendor, lessor or landlord of Buyer or any other person or entity with regard to (1) any and all services, professional or otherwise, activities, transactions or business dealings Buyer has with said creditors, customers, clients, vendors, lessors and landlords or any other person or entity after the Closing Date, (2) liabilities assumed by Buyer pursuant to this Agreement, (3) unlawful or allegedly unlawful acts of Consulting or its employees, (4) or professional services rendered by Consulting not covered by insurance. In the event that Seller and/or its assigns shall be held liable for such claims and/or incur any expense or expenses incidental thereto made or assessed against Seller and/or its assigns as a result thereof, Buyer shall defend, indemnify and hold Seller and its assigns free and harmless from the payment of any such claim(s) and all expenses or costs including reasonable counsel fees and defense fees, which shall be incurred as a result therefrom.

     The parties agree that in the event any claims or litigation is asserted or commenced against any party hereto by a third party arising from any matter for which indemnification is required pursuant to this Agreement, the parties hereto agree to cooperate and assist each other in the defense of such claims. Such cooperation shall include, but is not limited to, the sharing of information, documentation and such other information as shall be necessary or desirable to defend the claim.

     22. RISK OF LOSS - Seller assumes all risk of loss of fire, storm or other casualty- until the Closing Date. In the event that any casualty occurs to the assets, contracts and leases to be transferred hereunder prior to the Closing Date, and said destruction, loss or damage exceeds FIVE THOUSAND ($5,000.00) DOLLARS; or in the event the business of the Seller is closed or interrupted by reason of any event not in the ordinary course of business, Buyer shall have the right to terminate those sections of this Agreement that are directly affected by such casualty, upon written notice to the Seller, and upon such termination there shall be no further liability on the part of the Seller or Buyer hereunder with respect to such sections, and all amounts paid and applicable to the terminated sections paid pursuant to the terms of this Agreement shall be promptly returned to Buyer forthwith without interest and there shall be an appropriate reduction of the purchase price paid to Seller. If the assets to be purchased hereunder are damaged to a point where the undamaged assets have a value of less than $750,000.00, Buyer may terminate this Agreement at which time all liabilities of the parties hereunder shall terminate.

     23. CLOSING - The closing ("Closing Date") shall take place on September 28, 2001 at the offices of Parrett, Porto, Parese, & Colwell, P.C. 357 Whitney Avenue, New Haven, Connecticut. At the Closing, the following documents and/or funds shall be executed and/or delivered:

                  (i) A duly executed Bill of Sale, and other good and sufficient instruments necessary to transfer, convey and invest in Buyer good and marketable title to the assets, Supplies, accounts receivable and trade name Simione Consulting;

          (ii) Assignment of contracts and leases;

          (iii) cash purchase funds in the sum of $966,222.40 in the form of a certified check made payable to CareCentric, Inc.;

          (iv) the entire balance of Consulting's petty cash account maintained at Webster Bank by a cashier's check or certified check and a copy of the most recent statement;

          (v) The promissory note in the form of Schedule B;

     24. BROKER - Buyer and Seller respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to the sale as contemplated herein. Each party will indemnify the other against and hold the other harmless from any claims for fees or commissions from anyone with whom either of them has consulted or negotiated with regard to the sale of the assets.

     25. SURVIVAL - The warranties of representations of Buyer and Seller hereunder shall survive the Closing for a period of one (1) year and all covenants of Buyer and Seller shall survive the Closing until such obligations have been performed or waived by the party entitled to the performance thereof.

     26. REVIEW OF SELLER'S RECORDS - The Buyer has had the right to inspect the Seller's books and records for the purpose of determining proper payment of the purchase price as set forth herein and confirmation of the level of assets prior to the Closing Date.

     27. GENERAL - Law Governing - The validity and performance of this Agreement shall be governed by the laws of the State of Connecticut. Any action to enforce any provision of this Agreement shall be brought only in State court located in New Haven, Connecticut and all parties hereby consent to the jurisdiction of said court.

     Severability - In the event that any one or more of the provisions of this Agreement shall for any reason be held to be unenforceable in any respect under the laws of any state or of the United States of America, such unenforceability shall not affect any other provision, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

     Modification - This Agreement may be modified only by a writing signed by each of the respective parties.

     Nonwaiver - The failure of either party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party hereafter to enforce any such provisions.

     No  Agency  -  No  agency,  partnership,   joint  venture  or  other  joint
relationship is created hereby and neither Buyer or Seller have any authority of any kind to bind either in any respect whatsoever.

     Counterparts - This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of such counterparts shall together constitute but one and the same instrument.

     Successors and Assigns - The covenants and stipulations of this Agreement shall apply to and bind the permitted successors and assigns of the respective parties hereto. This Agreement may not be assigned with out the prior written consent of all parties hereto, which consent shall not be unreasonably withheld or delayed.

     Notices - Notices under this Agreement must be in writing and shall be sufficient only if mailed by certified or registered mail, return receipt requested, or overnight delivery service or personally delivered to the parties at their addresses as set forth as follows:

         a)       If to Seller:  Simione Consulting, Inc.
                  and CareCentric, Inc.
                  2625 Cumberland Parkway, Suite 310
                  Atlanta, Georgia 30339
                  Attention Chief Financial Officer

         b)       If to Buyer: Simione Consultants, L.L.C.
                  4130 Whitney Avenue
                  Hamden, Connecticut 06518
                  Attention William J. Simione, Jr.

                  With a copy to:
                  Carl M. Porto, Esq.
                  357 Whitney Avenue
                  New Haven, CT. 06511

     Future Cooperation - The parities hereto agree that after the Closing Date they will cooperate in a commercially reasonable manner to facilitate the transaction set forth herein. From time to time and without further consideration the parties agree to execute and deliver such documents and instruments and shall take such further actions necessary to carry out the intentions and purposes of this Agreement.

     The books and records of Consulting as they exist prior to the Closing Date shall be provided to and maintained by Buyer from and after the Closing Date, however Seller shall have the right from time to time, during regular business hours, to review, inspect and copy said books and records. Buyer shall also make original records available to Seller in instances where originals are needed.

     IN WITNESS WHEREOF, the parties have set their hands and seals on the day and year first written above.

Signed, Sealed and Delivered               SELLER:
In the Presence of:                        CARECENTRIC, INC.


                                           BY /s/ Stephen M. Shea
------------------------------------          --------------------------------
                                              Stephen M. Shea,
------------------------------------          Senior Vice President


                                           SIMIONE CONSULTING, INC.


                                           BY /s/ Stephen M. Shea
------------------------------------          --------------------------------
                                              Stephen M. Shea,
------------------------------------          Senior Vice President




                                           SIMIONE CONSULTANTS, L.L.C.


                                           BY /s/ William J. Simione
------------------------------------          --------------------------------
                                              William J. Simione, Jr.,
------------------------------------          a Manager

                               INDEX TO SCHEDULES


Schedule A      Accounts receivable of Simione Central Consulting, Inc.
Schedule B      Form of promissory note
Schedule C      Form of promissory note in favor of CareCentric, Inc.
Schedule D-1    Two scheduled payments to Simione Central Consulting, Inc.
Schedule D-2    List of supplies
Schedule E      Leases of equipment
Schedule F      Assignment of Lease
Schedule G      List of Fees
Schedule H      Objective report on Smart ClipBoard
Schedule I      List of all employees to be hired by Simione Consultants L.L.C.



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